Exhibit 10.8

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1 day of June, 2010.

BETWEEN:

SMART TECHNOLOGIES INC., a body corporate, with its office in the Province of Alberta (hereinafter referred to as the “Corporation”)

OF THE FIRST PART

AND

David Martin of the City of Calgary, in the Province of Alberta (hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS the parties wish to outline and confirm the terms and conditions of their employment relationship in this Executive Employment Agreement (this “Agreement”);

WHEREAS the Executive is a co-founder of a predecessor company of the Corporation and has served as in an executive officer capacity with the Corporation and its predecessor companies since 1987;

NOW THEREFORE in consideration of the premises, the payment of the sum of ONE ($1.00) DOLLAR by each party to the other, the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency which is hereby acknowledged) the parties have agreed and this Agreement witnesses as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1 The Corporation agrees to continue to employ the Executive in the capacity of Executive Chairman and the Executive agrees to continue to perform the duties required of the Executive in accordance with this Agreement.

1.2 The Corporation agrees to continue to employ the Executive in the capacity of Executive Chairman continuing indefinitely until terminated in accordance with this Agreement.

ARTICLE 2

DUTIES

2.1 The Executive shall continue to serve the Corporation in the capacity of Executive Chairman and shall continue to perform the duties, initially as outlined in Schedule A and as determined from time to time by the Board of Directors of the Corporation, to the best of the Executive’s ability and hereby covenants to use the Executive’s best efforts to promote the interests of the Corporation.

2.2 The Executive shall also continue to serve as Executive Chairman of the Corporation’s wholly owned subsidiary; SMART Technologies ULC.

2.3 The Executive agrees to devote the Executive’s full time and attention to the business and affairs of the Corporation and shall not, without the consent of the Board of Directors of the Corporation, undertake during the course of the Executive’s employment any other business or occupation or become a director, officer, consultant, advisor, employee, or agent of another company, firm or proprietorship.

ARTICLE 3

REMUNERATION, BENEFITS AND OTHER

3.1 The Executive shall receive an annual salary (“Annual Salary”) of CDN$400,000 less statutory deductions payable in equal instalments in arrears on a bi-weekly basis. The salary of the Executive will be reviewed on an annual basis, and may, in the absolute discretion of the Compensation Committee of the Board of Directors of the Corporation, be increased from time to time.

3.2 In addition to the Annual Salary provided for in Article 3.1, the Executive may also receive an annual bonus, the payment of terms and potential amount of is which are described in the Discretionary Management Bonus Program and as approved by the Compensation Committee of the Board of Directors.

3.3 In addition to the Annual Salary provided for in Article 3.1, the Executive shall be entitled to receive the following perquisites as further described in Schedule A and in the Corporation’s benefit material and Corporate policy documents (as amended from time to time):

(a)	participation in the benefit plan adopted by the Corporation for all employees, and as amended from time to time;

(b)	paid vacations of four (4) weeks per year and additional time off in accordance with the Corporation’s Paid Time Off policy, as amended from time to time, the Executive shall have regard to the business of the Corporation;

(c)	eligibility to participate in a non-cash stock-based long-term incentive plan on the terms and conditions approved by the Corporation’s Board of Directors, as may be amended from time to time;

(d)	eligibility to participate programs specified in the 2010 Equity Incentive Program on the terms and conditions approved by the Corporation’s Board of Directors, as may be amended from time to time; and

(e)	participation in such other plans as may be adopted by the Corporation for all employees and as amended from time to time.

3.4 The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by the Executive in connection with the Executive’s duties hereunder. For all such expenses the Executive shall furnish to the Corporation statements and vouchers as and when required by it.

ARTICLE 4

TERMINATION OF THIS AGREEMENT

4.1 The Corporation may terminate the Executive’s employment and this Agreement for just cause at any time without notice and without any payment to the Executive whatsoever, save and except only for payment of the pro rata Annual Salary earned for services rendered up to and including the last day actually worked by the Executive, and any accrued and unused vacation pay. If the Executive’s employment and this Agreement is terminated for just cause the Executive shall not be entitled to any bonus or pro rata bonus payment.

4.2 The Executive can resign from the Executive’s employment and terminate this Agreement by providing the Corporation with 3 months’ written notice of the resignation date. If the Executive so resigns, the Corporation shall pay the Executive, within five (5) business days of the Executive’s last day actively at work (the “Termination Date”) for the Corporation, the following:

(a)	One year of the Executive’s then Annual Salary, less required withholdings; plus

(b)	The average of all bonuses paid to the Executive in the three (3) years prior to the Termination Date, less required withholdings.

4.3 The employment of the Executive and the Corporation’s obligation to compensate the Executive with respect to employment will terminate:

(a)	upon mutual written agreement of the parties; or

(b)	upon the death of the Executive.

4.4 The Corporation may immediately terminate this Agreement and the Executive’s employment, for any reason other than the reasons in Articles 4.1, 4.2 and 4.3, and the Corporation shall pay the Executive, subject to the condition in Article 4.8, within five (5) business days of the Executive’s last day actively at work (the “Termination Date”) for the Corporation, the following:

(a)	the pro rata Annual Salary earned, but not yet paid, up to the Termination Date;

(b)	all vacation accrued and unused as of the Termination Date to be calculated in accordance with the Corporation’s policies and procedures;

(c)	subject to Article 4.4(e), a retiring allowance calculated on the following basis (the “Retiring Allowance”):

(i)

one-quarter ( 1/4) of the Executive’s then Annual Salary, plus an additional one-twelfth ( 1/12) of the Executive’s then Annual Salary for each year or part year employed with the Corporation, less required withholdings; plus

(ii)

one-quarter ( 1/4) of any and the average of all bonuses paid to the Executive in the three (3) years prior to the Termination Date (the “Prior Bonus”), plus an additional one-twelfth ( 1 /12) of the Prior Bonus for each year or part year employed with the Corporation, less required withholdings; and

(d)	in consideration of the termination of all benefits and perquisites effective the Termination Date as contemplated in Article 4.7 hereof, an additional payment that is equal to the product of five hundred dollars ($500) times the number of years that an Executive was employed with the Corporation (where a part year is considered to be a full year) provided that in no event shall such multiple be less than nine (9) years;

(e)	notwithstanding the foregoing, in no event shall the Retiring Allowance be:

(i)	less than the aggregate of three-quarters ( 3/4) of the Executive’s then Annual Salary and three-quarters ( 3/4) of the Prior Bonus; or

(ii)	greater than the aggregate of two (2) times the Executive’s then Annual Salary and two (2) times the Prior Bonus.

4.5 If, the Corporation terminates this Agreement and the Executive’s employment, for any reason other than the reasons in Articles 4.1, 4.2 and 4.3, within twelve (12) months following or within three (3) months preceding a Change of Control (as defined in Schedule “B”), the Corporation shall within five (5) business days of the Termination Date (if following a Change of Control) or within five (5) business days of the effective date of the Change of Control (if termination precedes a Change of Control), pay to the Executive, subject to the condition in article 4.8, the payments provided for above in Article 4.4 (a), (b) and (d), and in addition a retiring allowance equal to two (2) times the Executive’s then Annual Salary plus two (2) times the Prior Bonus.

4.6 The parties agree that because there can be no exact measure of the damages that the Executive would incur as a result of the termination of this Agreement and employment, the retiring allowance payment contemplated in Articles 4.4 and 4.5, would be deemed to constitute liquidated damages and not a penalty, and the Corporation agrees that the Executive will not be required to mitigate the Executive’s damages.

4.7 The Executive understands and agrees that all benefits of employment, including long-term disability coverage, will cease as of the Termination Date, and the Corporation has no liability for any damages caused by the cessation of such benefits regardless of the reason for termination or resignation. The Corporation has no obligation to extend benefit coverage past the Termination Date.

4.8 The Executive agrees that, in exchange for the payments contemplated in Articles 4.4 and 4.5, as the case may be, that the Executive shall sign a full and final release in favor of the Corporation, in a form satisfactory to the Corporation, acting reasonably, and provided such release shall not apply to any obligations of the Corporation to the Executive under indemnity agreement or directors’ and officers’ liability insurance contracts providing coverage for claims made against directors and officers acting in their capacity as directors and officers of the Corporation.

Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Articles 5 and 6 of this Agreement shall survive such termination.

ARTICLE 5

PERSONAL COVENANTS AND POST-TERMINATION OBLIGATIONS

5.1 The Executive has carefully read and considered the provisions of this Article 5 and, having done so, agrees that the restrictions set forth in this Article are fair and reasonable, and are reasonably required for the protection of the interests of the Corporation. The Executive recognizes and agrees that as an employee and executive of the Corporation, the Executive will become knowledgeable, aware and possessed of confidential information. The Executive acknowledges and agrees that the Corporation is the sole and exclusive owner and proprietor of all such confidential information, and that the Executive owes a fiduciary duty to the Corporation that includes, without limitation, a duty to ensure that confidential information is and remains at all times confidential.

5.2 Non-Competition

(a)

The Executive further acknowledges that in the course of employment the Executive will be assigned duties that will give the Executive knowledge of confidential and proprietary information which relates to the conduct and details of the Corporation’s business including the Corporation’s customers and marketing programs and which may result in irreparable injury to the Corporation if the Executive could enter into the employment of a business which is the same as or similar to and which is competitive to the Business (as Business is hereinafter defined) of the Corporation. The Executive agrees with, and for the benefit of, the Corporation that the Executive shall not without the prior written approval of the Board of Directors of the Corporation during the term of the Executive’s employment with the Corporation or at any time within the period of two (2) years following the date of cessation of the Executive’s employment with the Corporation, however caused, either as an individual or as a partner or joint venturer or otherwise in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, consultant, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in, or be concerned with, or permit the Executive’s name or any part thereof to be used or employed by any such person or persons, firm, association, syndicate, company or corporation, carrying on, engaged in, interested in or concerned with, a business which is the same as or similar to the business conducted by the Corporation as at the date of cessation of the Executive’s employment (the “Business”) within Canada and the United States or anywhere in the world.

(b)	The Executive has the right to request the Corporation in advance for its agreement that a proposed business or position is not prohibited within the terms of this Agreement. If the Executive receives written acknowledgment by the Corporation that the Corporation does not object to the Executive’s participation in any proposed business or position, then the Executive shall be allowed to so participate.

(c)	This Article shall not prevent the Executive from purchasing as a passive investor up to 2% of the outstanding publicly traded shares or other securities of any class of an issuer listed on a recognized stock exchange.

5.3 Non-Disclosure

The Executive understands that the Corporation desires to keep its contractual relationship with its customers confidential. The Executive agrees not to disclose any customer relationships unless authorized in writing by the Corporation or required by law other than pursuant to an agreement made by the Executive.

5.4 Confidential Information

The Executive will have access to the Corporation’s confidential information including, without limitation, information and data of or relating to its customers. Such information and data is understood to include all information and data relating to the Corporation’s or the customer’s technology, know-how, products and technical and business data, and marketing strategies. The Executive agrees to accept and retain such information and data in confidence and, at all times during or after the termination of employment, not to disclose or reveal such information and data to others and to refrain from using such information and data for purposes other than those authorized by the Corporation. At the request of the Corporation, and upon cessation of employment, the Executive will promptly turn over to the Corporation all written or descriptive matter containing confidential or proprietary information or data.

5.5 Patent-Copyright-Trademark

(a)	The Executive agrees to make prompt and complete disclosure to the Corporation of any (i) invention, discovery, or improvement (“Invention”), whether patentable or not and (ii) copyrightable material, which relate to the Business of the Corporation and which is made, conceived, or authored by the Executive, alone or with others, during the term of employment and, with respect to an Invention, for two (2) years following the cessation of employment.

(b)	The Executive agrees to and does hereby assign to the Corporation all of the Executive’s right, title and interest in any Invention(s) and copyrightable material. At the request and expense of the Corporation, the Executive will render whatever assistance may be necessary for the Corporation to secure a patent or copyright for such Invention(s) or material.

5.6 Non-Solicitation

The Executive agrees that as a result of the Executive’s position with the Corporation, that the Executive has confidential information with respect to other employees, consultants and customers of the Corporation. The Executive agrees for a period of two (2) years after cessation of the Executive’s employment with the Corporation, regardless of the reason for cessation, the Executive shall not, directly or indirectly:

(a)	solicit, induce, encourage or facilitate employees or consultants of the Corporation to leave the employment of, or consulting relationship with the Corporation; and

(b)	solicit, induce, encourage or facilitate any customer the Executive knows to be a customer of the Corporation to alter, modify, vary, diminish, or cease such customer’s relationship with the Corporation, including without limitation, in favor or for the benefit of the Executive.

5.7 Property

All reports, computer programs, manuals, listings (including customer listings) and any other documentation or data furnished to or prepared by the Executive in connection with the Executive’s employment shall be the property of the Corporation.

5.8 Assistance in Litigation

The Executive shall, after termination of this Agreement for any reason whatsoever, upon reasonable notice and upon payment of reasonable expenses and reasonable compensation by the Corporation, furnish such information and proper assistance to the Corporation as may be reasonably required by the Corporation in connection with any litigation in which it is or may become a party other than litigation by the Corporation against the Executive.

5.9 The Executive acknowledges and agrees that the provisions of this Article 5 do not limit the fiduciary obligations that the Executive owes to the Corporation, both during and after the cessation of the Executive’s employment and the termination of this Agreement.

ARTICLE 6

PERSONAL DATA AND PRIVACY

6.1 The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose the Executive’s personal information for purposes relating to the Executive’s employment with the Corporation, including:

(a)	ensuring that the Executive is paid for the services performed for the Corporation;

(b)	administering any benefits to which the Executive is or may become entitled to, including medical, dental, disability and life insurance benefits. This shall include the disclosure of the Executive’s personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf of the Corporation;

(c)	compliance with any withholding requirements relating to the Executive’s employment;

(d)	conducting any compensation and benefit review;

(e)	enforcing the Corporation’s policies including those relating to the proper use of the electronic communications network and to comply with applicable laws; and

(f)	in the event of a potential sale or transfer of all or part of the shares or assets of the Corporation or, disclosing to any potential acquiring organization the Executive’s personal information for the purpose of determining the value of the Corporation and to evaluate the Executive’s position in the Corporation. If the Executive’s personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

ARTICLE 7

NOTICE

7.1 Any notice required to be given hereunder shall be in writing and sufficiently made if delivered personally or mailed by prepaid registered mail to the parties at their respective addresses herein.

(a)	The Executive:

David Martin

c/o SMART Technologies Inc.

3636 Research Road N.W.

Calgary, Alberta T2L 1Y1

(b)	The Corporation:

SMART TECHNOLOGIES INC.

3636 Research Road N.W.

Calgary, Alberta T2L 1Y1

Attention: Vice President, People Services

Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or, if mailed, on the third business day following the mailing thereof. Either party may change its address for service by giving written notice hereunder.

ARTICLE 8

GENERAL PROVISIONS

8.1 Prior Employment Agreements

This Agreement supersedes and replaces any prior written or unwritten employment agreements between the Executive and the Corporation, with the exception that the Executive acknowledges that the Executive continues to be bound by all earlier confidentiality, conflict of interest, fiduciary and intellectual property restrictions and obligations owed to the Corporation.

8.2 Waiver

Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by the Executive.

8.3 Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

8.4 Enurement

The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns.

8.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

8.6 Time of the Essence

Time shall be of the essence of this Agreement.

8.7 Enforceability and Severability

If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

SMART TECHNOLOGIES INC. Per: /s/ Brian McGurk

/s/ Nancy Knowlton	/s/ David Martin
Witness	EXECUTIVE

SCHEDULE A

This schedule confirms some additional details with respect to the Executive’s continuing employment as Executive Chairman with the Corporation.

i.	Reporting

The Executive will continue to report to the Board of Directors of the Corporation.

ii.	Duties

Board Structure

Ensure that the Board is properly constituted and organized and that it functions effectively with a view to appropriate delegation to and supervision of executive management, the appropriate balancing of risk and reward, the enhancement of shareholder value and the obligations and responsibilities of appropriate corporate governance matters.

Work with the Lead Director to ensure that the Lead Director can be effective in discharging his duties.

With the Lead Director, establish the frequency of Board meetings, as considered appropriate, including periodic meetings of independent directors without management present, as appropriate.

Board Management

Chair Board meetings.

Assist the Corporate Governance and Nominating Committee in recommending Board committee members and committee chair appointments and assist in the review of the need for, and the performance and suitability of, those committees.

Assist the Lead Director and Chief Executive Officer (“CEO”) and the Corporate Secretary in the coordination of the agenda, information packages and related matters for Board meetings.

Establish a system that provides for maintaining communication with all directors and committee chairs to coordinate input from directors and optimize the effectiveness of the Board and its committees.

Monitor the adequacy of materials provided to the Board by management in connection with the Board deliberations, and ensure that members of the Board have sufficient time to review the materials provided to them and to fully discuss the business that comes before the Board during deliberations.

Ensure the delivery of information to members of the Board on a timely basis to keep them fully apprised of all matters that are material to the Board at all times, including coordinating with the CEO to ensure that information requested by any member of the Board is provided to and meets the needs of that Board member.

Recommend procedures to enhance the work of the Board and cohesiveness among directors.

On an annual basis, facilitate the annual performance review and evaluation of the Board and its members in accordance with the Board’s charter and facilitate the assessment of the adequacy of the Board’s charter.

Advisory

Work with the Lead Director and CEO to ensure effective relations with the members of the Board, shareholders, other stakeholders and the public.

Act as the principal conduit for conveying Board advice effectively to the CEO.

Communicate with the CEO regarding concerns of shareholders, other stakeholders and the public.

Work with the CEO, including helping to review strategies, define issues, maintain accountability and build relationships.

At the request of the CEO, provide advice to the CEO on major issues.

Work closely with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board.

Annual Meeting and Other Communication

Chair meetings of the shareholders of the Company.

At the request of the CEO, or where appropriate, represent the Board at official functions and meetings with major shareholder groups and other stakeholder groups.

At the request of the CEO, assist in representing the Company in a general industry and community context.

iii.	Working Conditions

The position is based in Calgary, but significant international travel is an inherent part of the job.

iv.	Benefits and Health

Eligible to participate in the Corporation’s Group Benefit Plan (Canada) which includes life, disability and extended dental and medical coverage

v.	Group RRSP

Eligible to participate in the Corporation’s Group RRSP (Canada) under its standard terms and conditions

SCHEDULE B

CHANGE OF CONTROL

For the purposes of this Agreement, prior to the completion of an initial public offering (“IPO”) made by the Corporation, “Change of Control” means the occurrence of any of the following:

(a) any one of IFF, Apax or Intel, or their respective Affiliates, directly or indirectly owning or controlling fifty (50%) percent or more of the voting shares of the Corporation

(b) a sale of all or substantially all of the assets of SMART Technologies ULC; or

(c) if IFF, Apax or Intel, or their respective Affiliates (each a “Selling Group”), jointly or collectively (and whether through one or more than one series of transactions) sells, directly or indirectly, to one or more Third Parties the respective voting shares of the Corporation owned or controlled by a Selling Group with the result that a Third Party owns or controls fifty (50%) percent or more of the voting shares of the Corporation.

Following the completion of an IPO, Change of Control shall mean the occurrence of any of the following events:

(a) a person, or group of persons, acting jointly and in concert, becomes the beneficial owner of securities of the Corporation constituting 50% or more of the voting power of all outstanding voting securities of the Corporation,

(b) individuals who were proposed as nominees (but not including nominees under a shareholder proposal) to become directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors of the Corporation, not constituting a majority of the directors of the Corporation following such election;

(c) a merger, consolidation, amalgamation or arrangement of the Corporation (or a similar transaction) occurs, unless after the event, 50% or more of the voting power of the combined corporation is beneficially owned by the same person or group of persons as immediately before the event; or

(d) the Corporation’s shareholders approve a plan of complete liquidation or winding-up of the Corporation, or the sale or disposition of all or substantially all the Corporation’s assets (other than a transfer to an Affiliate of the Corporation);

provided that the following shall not constitute a Change of Control following the completion of an IPO:

(i) any person, or group of persons, acting jointly or in concert, becoming the beneficial owner of the threshold of securities specified in (a) as a result of the acquisition of securities by the Corporation or an Affiliate or a subsidiary which, by reducing the number of securities outstanding, increases the proportional number of securities beneficially held by that person or group of persons,

(ii) any acquisition of securities directly from the Corporation in connection with a bona fide financing or series of financings by the Corporation,

(iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation and/or its Affiliates or

(iv) beneficial ownership by the Corporation’s Affiliates of the Corporation or its Affiliates or any increased ownership by any of them.

Where “Affiliate”, “Apax”, “Corporation”, “IFF”, “Intel” and “Third Party” have the following meanings:

“Affiliate” means affiliates and associates as those terms are defined in the Business Corporations Act (Alberta), as the same may be amended from time to time;

“Apax” means any of the Apax group of funds, or their respective Affiliates, that directly or indirectly own or control voting shares of the Corporation

“Corporation” means SMART Technologies Inc., an Alberta corporation;

“IFF” means IFF Holdings Inc., an Alberta corporation;

“Intel” means Intel Corporation and its Affiliates; and

“Third Party” or “Third Parties” means any entity other than IFF, Apax, Intel or their Affiliates.